                                                                     Exhibit 3.4

                  Scope - Amendment to Articles - July 22, 2005

1.   Article 1.1 -

     1.1. Add new definition: "Companies Law - Companies Law 5759-1999, as amended from time to time"

     1.2. In the definition of "The Law", the words "Companies Ordinance (New
          Version (5728-1968)" shall be replaced with the words "Companies Law"

     1.3. Add new definition: "Ordinary Resolution - A Resolution passed by the
          General Assembly (either annual or special) by a regular majority of votes, without taking into account votes against"

     1.4. The definitions of "Ordan", "Strategic Investor", Firm's Group" and
          "Related Corporation" shall be deleted.

2.   Article 2.1 - The word "Special" at the end of the article shall be deleted and replaced with the word "Ordinary"

3.   Article 3.1 - The words "to the Companies Ordinance (New Version
     (5728-1968)" shall be replaced with the words "to the provisions of the
     Companies Law"

4.   Article 3.8 - Deleted

5.   Article 3.9 - Deleted

6.   Article 3.10 - The article shall be deleted and replaced by: "The Firm shall be entitled to issue redeemable securities as prescribed by the
     Companies Law".

7.   Article 5.1 - The article shall be deleted and replaced by: Fully paid-up shares mat be transferable without the need for any approvals, so long as a legally signed share transfer deed is presented to the Firm".

8.   Article 7 - Deleted (including sub-articles)

9.   Article 8 -

     9.1. The words at the beginning of the article "The Firm, by special majority, may do any of the following" shall be deleted and replaced by "The Firm, subject to the provisions of any law, may do any of the following".

     9.2. Article 8(d) - The words "by a manner it shall deem fit, and also use the options, all or in part, set in Article 151 to the Companies
          Ordinance (New Version (5743-1983)" at the end of the article shall be deleted.

10.  Article 9 - Deleted (including sub-articles)

11.  Article 10.1 - The word "Ordinary" on the last line of the article shall be deleted and replaced by the word "Annual"; the word "Extraordinary" on the last line of the article shall be deleted and replaced by the word
     "Special"

12.  Article 10.2 -

     12.1. The word "Ordinary" at the beginning of the article shall be deleted and replaced by the word "Annual";

     12.2. Article 10.2(a) - The words "and shall approve the said report, should it so deem fit" shall be deleted;

     12.3. Article 10.2(b) - The words "and shall approve the said report, should it so deem fit" shall be deleted;

     12.4. Article 10.2(e) - The word "Ordinary" at the beginning of the article shall be deleted and replaced by the word "Annual"

13.  Article 10.3 - Deleted

14.  Article 10.4 - The first part of the article, from the words "The board of directors may convene, at its own discretion" until the words "signed by one or more demanding party" shall be deleted and replaced by "The board of directors may convene, at its own discretion, a special assembly of the shareholders of the Firm, and shall convene such assembly if mandated by the Companies Law".

15.  Article 10.5 - The article shall be deleted and replaced by "Notice of annual or special assemblies of the shareholders shall be published in accordance with the provisions of the Companies Law and the regulations promulgated thereunder, and no notice of assemblies shall be served personally upon any shareholder."

16.  Article 10.6 - Deleted

17.  Article 12 - Deleted (including sub-articles), and replaced by:

     12.  The Members' Votes

          12.1. Resolutions of the general assembly shall be adopted by a show of hands.

                Subject to the provisions of any law, every resolution of the general assembly shall be adopted by a regular majority of voters present. Resolutions of the general assembly concerning amendments to these articles shall be adopted by a regular majority of voters present.

          12.2. The statement of the chairperson, recorded and signed by him in the Minute Book that the resolution has been adopted unanimously or with a certain majority, or has been rejected or not
                accepted, shall be deemed proof of the same and the number of votes or the ratio of votes for or against the said resolution shall need no proof.

          12.3. An incompetent party may vote only by a trustee, natural guardian or any other legal guardian. These people may vote either by themselves or by proxy.

          12.4. Should two members or more be joint holders of a share, the first partner shall vote only, whether by himself or by proxy, without taking regard of the other registered partners of the share. For this purpose, the first partner shall be deemed the person whose name is the first to be registered in the Members'
                Register".

          12.5. A shareholder may not be entitled to vote in any General
                Assembly, neither may he be counted among the attending, as long as he ows the Firm an amount, demanded in respect of the shares held by him, unless the issue terms of the shares set otherwise.

18.  Article 14.1.2 (not in translation) - The article shall be deleted and replaced by: "Without derogating from the foregoing, and until decided otherwise in accordance with article 14.1 above, the number of directors in the Firm shall be 7 (seven), including external directors.

19.  Article 14.2 - An introductory passage shall be added to the article as follows: "Except for with respect to external directors who shall be appointed in accordance with the provisions of the Companies Law, the following articles shall govern the appointment of directors of the Firm:"

20.  Article 14.4 - The article shall be deleted and replaced by: "The members of the board of directors shall receive compensation from the Firm for their services as directors, should the Firm so decide and in accordance with the provisions of the law. All members of the board of directors shall be entitles to be reimbursed by the Firm for expenses incurred in connection with attending board meetings, all in accordance as shall be decided by the Firm and in accordance with the provisions of the law.

21.  Article 14.6 -

     21.1. At the beginning of the article's introductory passage, before the words "The director shall not be prohibited, due to his office", the following words shall be added: "Subject to these articles and the provisions of the law"

     21.2. Article 14.6(b) - The words "subject to the provisions of the present articles of association and the provisions of Title D in Chapter D1 of the Companies Ordinance (New Version (5743-1983)" shall be deleted.

22.  Article 14.7 - Deleted

23.  Article 14.8 - Deleted (including sub-articles)

24.  Article 14.9 - Deleted (including sub-articles)

25.  Article 14.10 - Deleted

26.  Article 14.11 - The words "as set in these regulations herein" shall be deleted and replaced by the words "as set in article 14.1.1 above".

27.  Article 15.3 - At the beginning of the article, add the words "Subject to law"

28.  Article 15.4 - The words "in article 96(34)(a) of the Companies Ordinance
     (New Version (5743-1983)" shall be deleted and replaced by the words "in the provisions of the Companies Law".

29.  Article 16.1 - The words "in article 96(35) of the Companies Ordinance (New
     Version (5743-1983)" shall be deleted and replaced by the words "in article
     278 of the Companies Law".

30.  Article 16.8 -

     30.1. At the beginning of the article, the following words shall be added
           "Subject to law".

     30.2. The words at the end of the first provision "The committee may also comprise of persons who are not directors" shall be deleted.

     30.3. Delete words that do not appear in translation.

31.  Article 16.10 - The words in the second provision "shall be deemed determining proof of the matters" shall be deleted and replaced by "shall be deemed determining prima facie proof of the matters".

32.  Article 17.1 - The words "Companies Ordinance (New Version (5743-1983)" on the fourth and sixth lines of the article shall be deleted and replaced by the words "Companies Law".

33.  Article 17.1A & 17.2A - Deleted (were not in translation)

34.  Article 19 - Deleted (including sub-articles) and replaced by: "The signatory rights in the Firm shall be determined by the board of directors".

35.  Article 20.4 - Deleted (including sub-articles) and replaced by: "The decision to distribute dividends shall be made by the board of directors".

36.  Article 20.5 - Deleted

37.  Article 20.6 - Deleted

38.  Article 20.7 - The last sentence of the article, beginning with the words
     "The receipt of the person..." and ending with the words "done in respect of said share" shall be deleted.

39.  Article 20.9 - The words "Every General Assemble that announces a dividend, may" at the beginning of the article shall be deleted and replaced by the words "The board of directors that declares a dividend, may".

40.  Article 21.1 - The words "The General Assemble with the recommendation of the board of directors may," shall be deleted and replaced by the words
     "the recommendation of the board of directors".

41.  Article 21.2 - The words "The General Assembly that resolves to distribute bonus shares, may, at the recommendation of the board of directors" at the beginning of the article shall be deleted and replaced by " Subject to law, the board of directors that decides upon the distribution of bonus shares, may".

42.  Article 21.4 - Deleted

43.  Article 21.7 - Deleted

44.  Article 22.3 - The words "and the amount recommended to be paid as a dividend, as well as the amount recommended to be transferred to the reserve fund, or to the distribution of bonus shares" shall be deleted.

45.  Article 23.2 - The words "Subject to law" shall be added to the beginning of the article.

46.  Article 23.6 - The second sentence of the article, beginning with the words
     "Refraining from submitting a notice" and ending with "based upon the said notice to be annulled" shall be deleted.

47.  Article 24 - Deleted